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                                                                    EXHIBIT 5



          PROPOSED AMENDMENTS TO TROL FINANCING AGREEMENTS AMENDMENTS

                                   TERM SHEET

1. Permit PIK dividends on the proposed Participating Shares. PIK dividends to be excluded from the Consolidated Fixed Charge Ratio Covenant. Participating Shares to be treated as equity, not Indebtedness.

2.       Any requirement to sell Danka Services International is eliminated.

3. Permit U.S.$10,000,000 of unsecured Indebtedness subject to compliance with the Consolidated Total Leverage Ratio covered.

4. All interest charges shall remain in place and unchanged during the existing waiver period; thereafter, the interest rates shall be those in effect on July 31, 2000.

5.       The Adjusted Consolidated Net Worth covenant as set forth in clause
         (ii) of Section 8.3 of the Credit Agreement shall be amended to provide as follows:

                  "(1) At any time (a) on and after September 30, 1999 and on or prior to December 30, 1999, the Adjusted Consolidated Net Worth (which term, as used in this Section 8.3 (ii), shall exclude the impact of the $10,000,000 waiver extension fee provided for in the first sentence of Section 9 of the sixth Amendment) of Danka PLC and its subsidiaries to be less than $158,000,000; (b) on and after December 31, 1999 and on or prior to march 30, 2000 the Adjusted Consolidated Net Worth of Danka PLC and its Subsidiaries to be less than $166,000,000; (c) on or after March 31, 2000 and on or prior to June 29, 2000, the Adjusted Consolidated Net Worth of Danka PLC and its Subsidiaries to be less than $172,000,000 and (d) on and after June 30, 2000, the Adjusted Consolidated Net Worth of Danka PLC and its Subsidiaries to be less than the sum of (a) $184,000,000, plus (B) 50% of the quarterly consolidated net earnings of Danka PLC and its Subsidiaries (if Positive) for each fiscal quarter ending after June 30, 2000 (on a cumulative basis); provided, that if any time after September 30, 1999, Danka PLC issues an equity interest, the minimum requirement will be increased by an amount equal to 75% of the net proceeds of the equity interest issued by Danka PLC after September 30, 1999."

6. No other fees required as a result of waiver except for the reimbursement of professional fees.
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7.       The waiver fees to be paid on December 31, 1999 and March 31, 2000 under the prior waiver shall be paid upon closing of the issuance of the Participating Shares.